As filed with the Securities and Exchange Commission on April 8, 2020

Registration No. 333-227752

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AKARI THERAPEUTICS, PLC

(Exact name of registrant as specified in its charter)

England and Wales	2834	98-1034922
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

75/76 Wimpole Street

London W1G 9RT

United Kingdom
Telephone +44 20 8004 0270

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Todd Finger, Esq.

Heidi Steele, Esq.

Gary Emmanuel, Esq.

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173

Tel: (212) 547-5400

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective as determined by market conditions

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 3 (the “Post-Effective Amendment”) of Akari Therapeutics, Plc (the “Company”) to the Registration Statement on Form F-1 (File No. 333-227752), as amended (the “October 2018 Registration Statement”), is being filed pursuant to our undertaking in the October 2018 Registration Statement to update and supplement information contained in the October 2018 Registration Statement, as originally filed with the Securities and Exchange Commission (the “SEC”) on October 9, 2018 and declared effective by the SEC on March 4, 2019, as amended by Post-Effective Amendment No. 1, filed with the SEC on April 23, 2019 and declared effective by the SEC on April 29, 2019, as amended by Post-Effective Amendment No. 2, filed with the SEC on August 30, 2019 and declared effective by the SEC on September 5, 2019, to incorporate by reference the Company’s Annual Report on Form 20-F filed with the SEC on March 31, 2020 (the “2019 20-F”). The October 2018 Registration Statement originally covered the sale of (i) up to 445,000,000 of our ordinary shares (“ordinary shares”), which represent 4,450,000 of our American Depositary Shares (each American Depositary Share, an “ADS”), with each ADS representing 100 of our ordinary shares, by Aspire Capital Fund, LLC (“Aspire”) and (ii) 550,000 ADSs by Aspire, which consists of 300,000 ADSs that may be exchanged for 30,000,000 ordinary shares of the Company that were issued to Aspire Capital Fund, LLC and 250,000 ADSs that may be exchanged for 25,000,000 ordinary shares that were sold to Aspire Capital Fund, LLC for $0.02 per share.

This Post-Effective Amendment, also relates to the Registration Statement on Form F-1 (File No. 333-234219), as amended (the “October 2019 Registration Statement” and together with the October 2018 Registration Statement, the “Prior Registration Statements”), and is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the October 2019 Registration Statement, as originally filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2019 and declared effective by the SEC on October 25, 2019, to incorporate by reference the Company’s 2019 20-F. The October 2019 Registration Statement originally covered the sale of up to 520,000,000 of our ordinary shares, which represent 5,200,000 of our ADSs, with each ADS representing 100 of our ordinary shares, by Aspire.

This Post-Effective Amendment No. 3 contains a combined prospectus relating to the securities described in the two immediately preceding paragraphs. Pursuant to Rule 429, this registration statement constitutes a post-effective amendment to the Prior Registration Statements of such unsold shares thereunder, which are not currently being terminated by the Company. Such post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

The information included in this filing updates the Prior Registration Statements and the prospectuses contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the respective times of the original filings of the Prior Registration Statements.

The information in this prospectus is not complete and may be changed.  The selling stockholder may not sell these securities until the Securities and Exchange Commission has declared this registration statement effective.  This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2020

AKARI THERAPEUTICS, PLC

1,020,000,000
Ordinary Shares
American Depositary Shares representing Ordinary Shares

This prospectus relates to the sale of up to 965,000,000 of our ordinary shares (“ordinary shares”), which represent 9,650,000 of our American Depositary Shares (each American Depositary Share, an “ADS”), with each ADS representing 100 of our ordinary shares, by Aspire Capital Fund, LLC (referred to in this prospectus as “Aspire Capital” or the “selling stockholder”) that we have issued or that we may issue at our option to Aspire Capital in the future, pursuant to a securities purchase agreement entered into with Aspire Capital on September 26, 2018 (the “Purchase Agreement”). This prospectus also relates to the sale of 550,000 ADSs by the selling stockholder, which consists of 300,000 ADSs that may be exchanged for 30,000,000 Ordinary Shares of the Company (the “Commitment Shares”) that were issued to the selling stockholder and 250,000 ADSs that may be exchanged for 25,000,000 Ordinary Shares (the “Initial Shares”) that were sold to the selling stockholder for $0.02 per share (equivalent to $2.00 per ADS). Any proceeds that the Company receives under the Purchase Agreement are expected to be used for working capital and general corporate purposes.

The prices at which the selling stockholder may sell the ADSs will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the ADSs by the selling stockholder. However, we have, as of March 31, 2020, received proceeds of approximately $10.4 million and may receive additional proceeds of up to approximately $9.6 million, for an aggregate of $20.0 million, from the sale of our ADSs to the selling stockholder pursuant to the Purchase Agreement, once the registration statement, of which this prospectus is a part, is declared effective.

Aspire Capital is an “underwriter” within the meaning of the Securities Act. We will pay the expenses of registering these ADSs, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX”. On April 6, 2020, the closing price of our ADSs on the Nasdaq Capital Market was $1.40 per ADS.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 6 and in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission, nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2020

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Akari”, “the Company” and “our Company” refer to Akari Therapeutics, Plc and its wholly-owned subsidiaries. References to “ordinary shares”, “ADSs”, and “share capital” refer to the ordinary shares, ADSs, and share capital, respectively, of Akari.

Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We have obtained the statistical data, market data and other industry data and forecasts used in this prospectus and in our SEC filings incorporated herein by reference from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

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SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in the United Kingdom, that we describe under “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Akari Therapeutics, Plc

We are a clinical-stage biopharmaceutical company focused on developing inhibitors of acute and chronic inflammation, specifically the complement system, the eicosanoid or leukotriene system and the bioamine system for the treatment of rare and orphan diseases. Each of these systems has scientifically well-supported causative roles in the diseases being targeted by us. We believe that blocking early mediators of inflammation will prevent initiation and continual amplification of the processes that cause certain diseases.

Ticks have undergone 300 million years of natural selection to produce inhibitors that bind tightly to key highly-conserved inflammatory mediators, are generally well tolerated in humans, and remain fully functional when a host is repeatedly exposed to the molecule. Our molecules are derived from these inhibitors.

Our lead product candidate, nomacopan (formerly known as Coversin) inhibits both terminal complement activation and leukotriene B4, or LTB4. It inhibits terminal complement activation by tightly binding to C5 and preventing its cleavage and activation by complement. It inhibits LTB4 by capturing the fatty acid within the body of the nomacopan protein. By preventing C5 activation of complement nomacopan can stop formation of the anaphylatoxin C5a which activates cells, including granulocytes and T and B cells, via two G protein coupled receptors, or GPCRs, and also prevents formation of the membrane attack complex, or MAC which activates cells including endothelial cells. C5a and the MAC cause and maintain a proinflammatory and prothrombotic state. LTB4 also activates cells via two separate GPCRs and can independently cause and maintain a proinflammatory state. The importance of nomacopan’s dual inhibitory action is therefore twofold. First, it can prevent inflammatory and prothrombotic activities of two key pathways, and second, the pathways can be independently activated, for example terminal complement activation can be induced by IgG, IgM, carbohydrates and damage associated molecular patterns and LTB4 synthesis can be induced by engagement of Fc gamma receptors, cytokines, toll-like receptors, C5a and MAC.

Nomacopan is a recombinant small protein (16,740 Da) derived from a protein originally discovered in the saliva of the Ornithodoros moubata tick, where it modulates the host immune system to allow the parasite to feed without alerting the host to its presence or provoking an immune response.

Nomacopan has received orphan drug status from the U.S. Food and Drug Administration, or the FDA, and the European Medicines Agency, or the EMA, for paroxysmal nocturnal hemoglobinuria, or PNH, Guillain Barré Syndrome, or GBS, high-risk hematopoietic stem cell transplant-associated thrombotic microangiopathy, or HSCT-TMA, and bullous pemphigoid, or BP. Orphan drug designation provides us with certain benefits and incentives, including a period of marketing exclusivity if regulatory approval of the drug is ultimately received for the designated indication. The receipt of orphan drug designation status does not change the regulatory requirements or process for obtaining marketing approval and the designation does not mean that marketing approval will be received. We intend to apply in the future for orphan drug designation in additional indications we deem appropriate.

On August 14, 2019, we received notice from the FDA of Fast Track designation for the investigation of nomacopan for the treatment of pediatric HSCT-TMA. On March 29, 2017, we received notice from the FDA of Fast Track designation for the investigation of nomacopan for the treatment of PNH in patients who have polymorphisms conferring Soliris® (eculizumab) resistance. The Fast Track program was created by the FDA to facilitate the development and expedite the review of new drugs which show promise in treating a serious or life-threatening disease and address an unmet medical need. Drugs that receive this designation benefit from more frequent communications and meetings with the FDA to review the drug’s development plan including the design of the proposed clinical trials, use of biomarkers and the extent of data needed for approval. Drugs with Fast Track designation may also qualify for priority review to expedite the FDA review process, if relevant criteria are met.

Our clinical targets for nomacopan are orphan inflammatory diseases where the inhibition of both C5 and LTB4 are implicated, including BP, atopic keratoconjunctivitis, or AKC and HSCT-TMA.

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Corporate Information

Our legal and commercial name is Akari Therapeutics, Plc. We were originally established as a private limited company under the laws of England and Wales on October 7, 2004 under the name Freshname No. 333 Limited. On January 19, 2005, we changed our name to Morria Biopharmaceuticals Limited and on February 3, 2005, we completed a reverse merger with Morria Biopharmaceuticals Inc., or Morria, a Delaware corporation, in which Morria became our wholly-owned subsidiary and we re-registered as a non-traded public limited company under the laws of England and Wales. Morria was dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. On March 22, 2011, we incorporated an Israeli subsidiary, Morria Biopharma Ltd. On June 25, 2013, we changed our name to Celsus Therapeutics Plc and on October 13, 2013, Morria was renamed Celsus Therapeutics Inc. As of the date of this prospectus, Celsus Therapeutics Inc. and Morria Biopharma Ltd. do not conduct any operations.

On September 18, 2015, we completed an acquisition of all of the capital stock of Volution Immuno Pharmaceuticals SA, or Volution, a private Swiss company, from RPC Pharma Limited, or RPC, Volution’s sole shareholder, in exchange for our ordinary shares, in accordance with the terms of a Share Exchange Agreement, dated as of July 10, 2015.  In connection with the acquisition, our name was changed to Akari Therapeutics, Plc and the combined company focused on the development and commercialization of life-transforming treatments for a range of rare and orphan autoimmune and inflammatory diseases caused by dysregulation of complement C5.

Our ADSs have been listed on the Nasdaq Capital Market under the symbol “AKTX” since September 21, 2015 and under the symbol “CLTX” from January 31, 2014 until September 18, 2015. Prior to that, our ADSs were quoted on the OTCQB under the symbol “CLSXD” from January 3, 2014 to January 30, 2014 and were quoted on the OTCQB under the symbol “CLSXY” from September 16, 2013 until January 2, 2014 and under the symbol “MRRBY” from February 19, 2013 to September 15, 2013. Effective January 3, 2014, our ratio of ADSs to ordinary shares changed from one ADS per each two ordinary shares to one ADS per each ten ordinary shares and, effective as of September 17, 2015, our ratio of ADSs to ordinary shares changed from one ADS per each ten ordinary shares to one ADS per each one hundred ordinary shares. Currently, each ADS represents by one hundred ordinary shares.

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Our principal office is located at 75/76 Wimpole Street, London W1G 9RT, United Kingdom, and our telephone number is +44 20 8004 0270. Our website address is www.akaritx.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Puglisi & Associates, or Puglisi, serves as our agent for service of process in the United States for this offering. Puglisi’s address is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Implications of being a Foreign Private Issuer

On July 1, 2016, we became a foreign private issuer having previously lost this status at the end of 2014. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors, and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. These exemptions and leniencies, along with other corporate governance exemptions resulting from our ability to rely on home country rules, will reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to a U.S. domestic reporting companies. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly more than costs we incur as a foreign private issuer.

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THE OFFERING

ADSs offered by the selling stockholder	1,020,000,000 ordinary shares, par value £0.01 per share of Akari Therapeutics, Plc, represented by 10,200,000 American Depositary Shares, or ADSs. Each ADS represents 100 ordinary shares.

Ordinary Shares outstanding	2,872,895,513 ordinary shares as of March 31, 2020.

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of the ADSs offered for sale by it under this prospectus. We will not receive proceeds from the sale of the ADSs by the selling stockholder. However, we have, as of March 31, 2020, received proceeds of approximately $10.4 million, and may receive up to approximately $9.6 million in additional proceeds, for an aggregate of $20.0 million from the sale of our ADSs to the selling stockholder under the Purchase Agreement described below, which includes the $0.5 million in the aggregate that we received from the selling stockholder for the sale of Initial Shares pursuant to the Purchase Agreement. Any proceeds from the selling stockholder that we receive under the Purchase Agreement are expected be used to research and development, regulatory affairs and clinical trial expenditures and for general corporate purposes, including working capital.

Nasdaq Symbol	AKTX

Risk Factors	Investing in our ADSs involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our ADSs.

Depositary	Deutsche Bank Trust Company Americas

On September 26, 2018, we entered into a Purchase Agreement with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to in this prospectus as “Aspire Capital” or the “selling stockholder”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of our ADSs represented by ordinary shares over the approximately 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 30,000,000 ordinary shares that are exchangeable for 300,000 ADSs as a commitment fee (referred to in this prospectus as the “Commitment Shares”) and sold to Aspire Capital 25,000,000 ordinary shares that are exchangeable for 250,000 ADSs for gross proceeds of $500,000. As of March 31, 2020, we have issued 548,333,300 ordinary shares (consisting of the Commitment Shares, the Initial Shares and the ordinary shares issued pursuant to the Purchase Agreement as of March 31, 2020) that are exchangeable for 5,483,333 ADSs for a weighted-average cost of approximately $0.02 per share (equivalent to approximately $1.89 per ADS) for gross proceeds of $10,376,475. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to in this prospectus as the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the ADSs that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of March 31, 2020, there were 2,872,895,513 ordinary shares outstanding, represented by 28,728,955 ADSs (2,057,128,893 ordinary shares held by non-affiliates, represented by 20,571,288 ADSs), excluding the 4,716,667 ADSs representing 471,666,700 ordinary shares offered that may be issuable to Aspire Capital pursuant to the Purchase Agreement. If all 10,200,000 ADSs offered hereby were issued and outstanding as of the date hereof, such shares would represent 30.5% of the total ADSs outstanding or 40.3% of the non-affiliate ADSs outstanding as of the date hereof. The number of ADSs representing ordinary shares ultimately offered for sale by Aspire Capital is dependent upon the number of ADSs purchased by Aspire Capital under the Purchase Agreement.

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Pursuant to the Purchase Agreement and the Registration Rights Agreement, we registered the sale of 1,020,000,000 ordinary shares represented by 10,200,000 ADSs under the Securities Act, which includes the Commitment Shares of 30,000,000 ordinary shares exchangeable by the selling stockholder for 300,000 ADSs and the Initial Shares of 25,000,000 ordinary shares exchangeable by the selling stockholder for 250,000 ADSs that have already been issued to Aspire Capital and 965,000,000 ordinary shares represented by 9,650,000 ADSs that we have issued or that we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 1,020,000,000 ordinary shares represented by 10,200,000 ADSs are being offered pursuant to this prospectus. As of March 31, 2020, 548,333,300 ordinary shares, which have been exchanged for 5,483,333 ADSs, have been acquired by Aspire Capital under the Purchase Agreement, consisting of the Commitment Shares, the Initial Shares and the ordinary shares issued pursuant to the Purchase Agreement as of March 31, 2020.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our ADSs exceeds $0.25, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 150,000 ADSs per trading day, up to $20.0 million of our ADSs in the aggregate at a per ADS price (the “Purchase Price”) calculated by reference to the prevailing market price of our ADSs (as more specifically described below).

In addition, on any date on which we submit a Purchase Notice for at least 150,000 shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of ADSs equal to up to 30% of the aggregate of the Company’s ADSs traded on Nasdaq on the next trading day (the “VWAP Purchase Date”) but not more than 250,000 ADSs, subject to a maximum number of ADSs we may determine (the “VWAP Purchase ADS Volume Maximum”) and a minimum trading price (the “VWAP Minimum Price Threshold”) (as more specifically described below). The purchase price per ADS pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is calculated by reference to the prevailing market price of our ADSs (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our ADSs is less than $0.25 per ADS (the “Floor Price”). This Floor Price and the respective prices and ADS numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our ADSs to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

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RISK FACTORS

An investment in our securities involves a high degree of risk. you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

We have a history of operating losses and cannot give assurance of future revenues or operating profits; investors may lose their entire investment.

We do not expect to generate revenue or profitability that is necessary to finance our operations in the short term. We incurred net losses of $17,105,791 and $16,466,780 for the years ended December 31, 2019 and 2018, respectively. In addition, our accumulated deficit as of December 31, 2019 and 2018 was $143,909,438 and $126,803,647, respectively. Losses have principally resulted from costs incurred for manufacturing, clinical trial and preclinical activities and general and administrative expenses. We have funded our operations primarily through the private placement and public offering of equity securities. As of December 31, 2019, we had cash of $5,731,691.

The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our ADSs, the volume of trading in our ADSs and the extent to which we are able to secure funds from other sources. The number of ADSs that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. Additionally, we and Aspire Capital may not effect any sales of ADSs under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our ADSs is less than $0.25 per share.

To date, we have not commercialized any products or generated any revenues from the sale of products, and absent the realization of sufficient revenues from product sales, we may never attain profitability in the future. We expect to incur significant losses for the foreseeable future as we continue to conduct research and development, clinical testing, regulatory compliance activities and, if nomacopan or other future product candidates receive regulatory approval, sales and marketing activities.

Our failure to become and remain profitable would depress the market price of the ADSs and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment.

The sale of our ADSs to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the ADSs acquired by Aspire Capital could cause the price of our ADSs to decline.

We registered for sale the Commitment Shares of 300,000 ADSs and the Initial Shares of 250,000 ADSs that the selling stockholder may receive upon exchange of ordinary shares that we have issued to the selling stockholder and 9,650,000 ADSs that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from March 22, 2019, the commencement date pursuant to the terms of the Purchase Agreement. As of March 31, 2020, we have issued to Aspire Capital 548,333,300 ordinary shares that are exchangeable for 5,483,333 ADSs under the Purchase Agreement, consisting of the Commitment Shares, the Initial Shares and the ordinary shares issued pursuant to the Purchase Agreement as of March 31, 2020. The number of ADSs ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of ADSs we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our ADSs, the sale of ADSs under the Purchase Agreement may cause the trading price of our ADSs to decline.

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Aspire Capital may ultimately purchase all, some or none of the $20.0 million of ADSs that, together with the Commitment Shares, and the Initial Shares, is the subject of this prospectus. Aspire Capital may sell all, some or none of our ADSs that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of ADSs acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our ADSs. The sale of a substantial number of ADSs by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our ADSs to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Purchase Agreement to control the timing and amount of sales of our ADSs to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Our ADSs may be involuntarily delisted from trading on the Nasdaq Capital Market if we fail to comply with the continued listing requirements. A delisting of our ADSs is likely to reduce the liquidity of our ADSs and may inhibit or preclude our ability to raise additional financing.

Nasdaq requires us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our ADSs. Generally, we must maintain a minimum amount of stockholders’ equity (generally $2.5 million) and a minimum closing bid price (generally $1.00). As of December 31, 2019, we had a shareholders’ deficit of approximately $1.8 million and therefore are not in compliance with the Nasdaq shareholders’ equity rule.   If we continue to not be in compliance or we fail to meet any of the other continuing listing requirements, our ADSs may be subject to delisting and we may become subject to delisting proceedings. If our ADSs are delisted and we are not able to list our ADSs on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our ADSs and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. There can be no assurance that an active trading market for our ADSs will develop or be sustained. We may choose to raise additional capital in order to increase our stockholders’ equity in order to meet the Nasdaq continued listing standards. Any additional equity financings may be financially dilutive to, and will be dilutive from an ownership perspective to our stockholders, and such dilution may be significant based upon the size of such financing. Additionally, we cannot assure that such funding will be available on a timely basis, in needed quantities, or on terms favorable to us, if at all.

Our business may be adversely affected by the impact of coronavirus.

Public health epidemics or outbreaks could adversely impact our business. In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to several other countries, including in the United Kingdom and the United States, and infections have been reported globally. Epidemics such as this can adversely impact our business as a result of disruptions, such as travel bans, quarantines, and interruptions to access the trial sites and supply chains, which could result in material delays and complications with respect to our research and development programs and clinical trials. Moreover, as a result of coronavirus, there is a general unease of conducting unnecessary activities in medical centers. As a consequence, our ongoing trials have been halted or disrupted. It is too early to assess the full impact of the coronavirus outbreak on trials for nomacopan, but coronavirus may affect our ability to complete recruitment in our original timeframe. For example, we have halted our Phase I/II clinical trial in patients with AKC study and we anticipate that recruitment in our Phase III clinical trial in pediatric patients with HSCT-TMA will be delayed and our long-term safety program will be disrupted. The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. In particular, the continued spread of the coronavirus globally could adversely impact our operations and workforce, including our research and clinical trials and our ability to raise capital, could affect the operations of key governmental agencies, such as the FDA, which may delay the development of our product candidates, and could result in the inability of our suppliers to deliver components or raw materials on a timely basis or at all, each of which in turn could have an adverse impact on our business, financial condition and results of operation.

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If we are deemed or become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2020 or in any prior or subsequent years, there may be negative tax consequences for U.S. taxpayers that are holders of our ADSs.

We will be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

We believe we were not a PFIC for 2019. Because the PFIC determination is highly fact sensitive, there can be no assurance that we will not be a PFIC for 2020 or for any other taxable year. If we were to be characterized as a PFIC for U.S. federal income tax purposes in any taxable year during which a U.S. shareholder owns our ADSs, and such U.S. shareholder does not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to such U.S. shareholder, and any gain realized on the sale or other disposition of our ADSs will be subject to special rules. Under these rules: (i) the excess distribution or gain would be allocated ratably over the U.S. shareholder’s holding period for ADSs; (ii) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. shareholders who hold our ADSs during a period when we are a PFIC will be generally subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to certain exceptions, including for U.S. shareholders who made a timely QEF or mark-to-market election. A U.S. shareholder can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. A QEF election generally may not be revoked without the consent of the IRS. If an investor provides reasonable notice to us that it has determined to make a QEF election, we intend to provide annual financial information to such investor as may be reasonably required for purposes of filing United States federal income tax returns in connection with such QEF election.

U.S. investors are urged to consult their own tax advisors regarding the possible application of the PFIC rules.

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Our auditor’s report on our financial statements states that our recurring operating losses, negative cash flows and dependence on additional financial support raises substantial doubt about our ability to continue as a going concern, which may have a detrimental effect on our ability to obtain additional funding.

The report of our U.S. independent registered public accounting firm on our financial statements for the period ended December 31, 2019, includes an explanatory paragraph raising substantial doubt about our ability to continue as a going concern as a result of our recurring losses from operations and net capital deficiency. Our future is dependent upon our ability to obtain financing in the future. This opinion could materially limit our ability to raise funds. If we fail to raise sufficient capital when needed, we will not be able to complete our business plan. As a result, we may have to liquidate our business and you may lose your investment in our ADSs.

Management will have broad discretion as to the use of any proceeds received under the Purchase Agreement and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of any net proceeds received from Aspire Capital under the Purchase Agreement, and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our ADSs.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements and readers are cautioned that our actual results may differ materially from those discussed in the forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Such risks and uncertainties include, but are not limited to:

●	our needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	our ability to continue as a going concern;

●	uncertainties of cash flows and inability to meet working capital needs;

●	an inability or delay in obtaining required regulatory approvals for nomacopan and any other product candidates, which may result in unexpected cost expenditures;

●	our ability to obtain orphan drug designation in additional indications;

●	risks inherent in drug development in general;

●	uncertainties in obtaining successful clinical results for nomacopan and any other product candidates and unexpected costs that may result therefrom;

●	difficulties enrolling patients in our clinical trials;

●	failure to realize any value of nomacopan and any other product candidates developed and being developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market;

●	inability to develop new product candidates and support existing product candidates;

●	the approval by the FDA and EMA and any other similar foreign regulatory authorities of other competing or superior products brought to market;

●	risks resulting from unforeseen side effects;

●	risk that the market for nomacopan may not be as large as expected;

●	risks associated with the coronavirus outbreak;

●	risks associated with the SEC investigation;

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●	inability to obtain, maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation;

●	inability to obtain and maintain commercial manufacturing arrangements with third party manufacturers or establish commercial scale manufacturing capabilities;

●	the inability to timely source adequate supply of our active pharmaceutical ingredients from third party manufacturers on whom the Company depends; and

●	unexpected cost increases and pricing pressures.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus might not occur. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Public health epidemics or outbreaks could adversely impact our business. In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to several other countries, including in the United Kingdom and the United States, and infections have been reported globally. In particular, our clinical trial sites are based in areas currently affected by coronavirus. Epidemics such as this can adversely impact our business as a result of disruptions, such as travel bans, quarantines, and interruptions to access the trial sites and supply chains, which could result in material delays and complications with respect to our research and development programs and clinical trials. Moreover, as a result of coronavirus, there is a general unease of conducting unnecessary activities in medical centers. As a consequence, our ongoing trials have been halted or disrupted. It is too early to assess the full impact of the coronavirus outbreak on trials for nomacopan, but coronavirus is expected to affect our ability to complete recruitment in our original timeframe. The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. In particular, the continued spread of the coronavirus globally could adversely impact our operations and workforce, including our research and clinical trials and our ability to raise capital, could affect the operations of key governmental agencies, such as the FDA, which may delay the development of our product candidates, and could result in the inability of our suppliers to deliver components or raw materials on a timely basis or at all, each of which in turn could have an adverse impact on our business, financial condition and results of operation.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

You should read this prospectus and the documents that we have filed as exhibits to the prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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USE OF PROCEEDS

This prospectus relates to our ADSs representing ordinary shares that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of ADSs by Aspire Capital. However, we have, as of March 31, 2020, received proceeds of approximately $10.4 million, and may receive additional proceeds up to $9.6 million, for an aggregate of $20.0 million gross proceeds, under the Purchase Agreement with Aspire Capital, which includes the $0.5 million in the aggregate that we received for sale of the Initial Shares to Aspire Capital. The proceeds received from the sale of the ADSs under the Purchase Agreement are expected be used to fund our ongoing research and clinical development efforts and for working capital and general corporate purposes. However, we cannot guarantee that we will receive any additional proceeds in connection with the Purchase Agreement because we may be unable or choose not to issue and sell any ADSs pursuant to the Purchase Agreement. Because of this, we have not determined the amount of net proceeds to be used specifically for any particular purpose or the timing of any expenditures. Accordingly, management will retain broad discretion and flexibility in applying the net proceeds. Pending any use of the net proceeds, we intend to invest the net proceeds for research and development, regulatory affairs and clinical trial expenditures and for general corporate purposes, including working capital. Pending such uses, the net proceeds will be invested in short-term securities.

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DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. In addition, the lower our ADS price is at the time we exercise our right to sell ADSs to Aspire Capital, the more ADSs we will have to issue to Aspire Capital pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution.

Our net tangible book value as of December 31, 2019 was $(1,802,621) or $(0.0008) per ordinary share as of that date and $(0.08) per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. This calculation is based on 2,245,865,913 ordinary shares and 22,458,659 ADSs issued and outstanding. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of ordinary shares outstanding as of December 31, 2019.

Without taking into account any other changes in net tangible book value after December 31, 2019, but after giving further effect to the sale of 4,716,667 ADSs in this offering at an assumed public offering price of $1.45 per ADS, which is the last reported sale of our ADSs on the Nasdaq Capital Market on March 31, 2020, the sale of 5,620,296 ADSs in a February 2020 private placement and the sale of 650,000 ADSs pursuant to the Purchase Agreement in the period between December 31, 2019 and March 31, 2020 and after deducting the estimated offering expenses payable by us, and after deducting the fair value of warrants issued in connection with the February 2020 private placement, our as adjusted net tangible book value as of December 31, 2019 would have been $12,024,029, or $0.36 per ADS, or $0.0036 per ordinary share. This amount represents an immediate increase in the as adjusted net tangible book value of $0.44 per ADS, or $0.0044 per ordinary share to our existing stockholders and an immediate dilution of $1.09 per ADS, or $0.0109 per ordinary share to new investors participating in this offering. We determine dilution by subtracting the as adjusted net tangible book value per ADS after this offering from the amount of cash that a new investor paid for an ADS. The following table illustrates this dilution:

	Per Ordinary Share	Per ADS
Assumed public offering price	$0.0145	1.45
Historical net tangible book value as of December 31, 2019	$(0.0008)	(0.08)
Increase in as adjusted net tangible book value to our existing shareholders	$0.0044	0.44
As adjusted net tangible book value after this offering	$0.0036	0.36
Dilution in as adjusted net tangible book value to new investors	$0.0109	1.09

The dilution information above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.

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THE ASPIRE CAPITAL TRANSACTION

General

On September 26, 2018, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of our ADSs represented by ordinary shares, which includes the Initial Shares and the ordinary shares as of March 31, 2020 sold by us to the selling stockholder for approximately $10.4 million in the aggregate, over the approximate 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act, the sale of the ADSs that have been and may be issued to Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we registered the sale of 1,020,000,000 ordinary shares represented by 10,200,000 ADSs under the Securities Act, which includes the Commitment Shares of 30,000,000 ordinary shares issued to the selling stockholder and exchangeable for 300,000 ADSs and the Initial Shares of 25,000,000 ordinary shares issued to the selling stockholder and exchangeable for 250,000 ADSs and 965,000,000 ordinary shares represented by 9,650,000 ADSs that we have issued or may issue to Aspire Capital pursuant to this prospectus. All 1,020,000,000 ordinary shares represented by 10,200,000 ADSs are being offered pursuant to this prospectus. If all 10,200,000 ADSs offered hereby were issued and outstanding as of the date hereof, such shares would represent 30.5% of the total ADSs outstanding or 40.3% of the non-affiliate ADSs outstanding as of the date hereof. The number of ADSs representing ordinary shares ultimately offered for sale by Aspire Capital is dependent upon the number of ADSs purchased by Aspire Capital under the Purchase Agreement. As of March 31, 2020, 548,333,300 ordinary shares, which have been exchanged for 5,483,333 ADSs, have been acquired by Aspire Capital under the Purchase Agreement, consisting of the Commitment Shares, the Initial Shares and the ordinary shares issued pursuant to the Purchase Agreement as of March 31, 2020.

As of March 31, 2020, there were 2,872,895,513 ordinary shares outstanding represented by 28,728,955 ADSs (2,057,128,893 ordinary shares held by non-affiliates represented by 20,571,288 ADSs), excluding the 4,716,667 ADSs representing 471,666,700 ordinary shares offered that may be issuable to Aspire Capital pursuant to the Purchase Agreement.

On March 22, 2019, the conditions necessary for purchases under the Purchase Agreement to commence were satisfied. After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our ADSs is not less than $0.25 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 150,000 ADSs per business day, up to $20.0 million of our ADSs in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our ADSs over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $0.5 million per trading day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for at least 150,000 ADSs, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of ADSs equal to up to 30% of the aggregate of the Company’s ADSs traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold and subject to a maximum of 250,000 ADSs. The VWAP Purchase Price is calculated by reference to the prevailing market price of our ADSs (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our ADSs is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our ADSs to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

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Purchase of ADSs under the Purchase Agreement

On March 22, 2019, the conditions necessary for purchases under the Purchase Agreement to commence were satisfied. Under the Purchase Agreement, on any trading day selected by us on which the closing sale price of our ADSs exceeds $0.25 per share, we may direct Aspire Capital to purchase up to 150,000 ADSs representing 15,000,000 ordinary shares per trading day. The Purchase Price of such ADSs is equal to the lesser of:

●	the lowest sale price of our ADSs on the purchase date; or

●	the arithmetic average of the three lowest closing sale prices for our ADSs during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for purchase of 150,000 ADSs, we also have the right to direct Aspire Capital to purchase an amount of ADSs equal to up to 30% of the aggregate of our ADSs traded on the Nasdaq Capital Market on the next trading day, subject to a maximum number of 250,000 ADSs and subject to the VWAP Purchase ADS Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of our ADSs on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by us in the VWAP Purchase Notice. The VWAP Purchase Price of such ADSs is the lower of:

●	the Closing Sale Price on the VWAP Purchase Date; or

●	97% of the volume-weighted average price for our ADSs traded on the Nasdaq Capital Market:

○	on the VWAP Purchase Date, if the aggregate ADSs to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum or

○	during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate ADSs traded on the Nasdaq Capital Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of our ADSs falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of our ADSs under the Purchase Agreement on any trading day that the closing sale price of our ADSs is less than $0.25 per share.

Events of Default

No sales are permitted to be made under the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

●	the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our ADSs, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 30 consecutive business days;

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●	the suspension from trading or failure of our ADSs to be listed on our principal market for a period of three consecutive business days;

●	the delisting of our ADSs from our principal market, provided our ADSs are not immediately thereafter trading on the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

●	our transfer agent’s failure to issue to Aspire Capital ADSs which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

●	any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

●	if we become insolvent or are generally unable to pay our debts as they become due; or

●	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

The Purchase Agreement will be automatically terminated in the event of any participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our securities during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 10,200,000 ADSs representing 1,020,000,000 ordinary shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from March 22, 2019, the commencement date pursuant to the terms of the Purchase Agreement. The sale by Aspire Capital of a significant amount of ADSs registered in this offering at any given time could cause the market price of our ADSs to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 4,716,667 ADSs not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such ADSs. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our ADSs. However, we have the right to control the timing and amount of any sales of our ADSs to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding ADSs After Giving Effect to the ADSs Issued to Aspire Capital

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $20.0 million of our ADSs representing ordinary shares. Through March 31, 2020, we have issued to Aspire Capital 548,333,300 ordinary shares that are exchangeable for 5,483,333 ADSs for proceeds of approximately $10.4 million, leaving a balance of approximately $9.6 million. Pursuant to this Purchase Agreement and the Registration Rights Agreement, we registered 1,020,000,000 ordinary shares represented by 10,200,000 ADSs under the Securities Act, which may be issued to Aspire Capital in the future under the Purchase Agreement. The number of ADSs ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of ADSs purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding ADSs to be held by Aspire Capital after giving effect to the sale of ADSs issued to Aspire Capital at varying purchase prices and the percentage of outstanding ordinary shares assuming the conversion of the ADSs into ordinary shares.

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Assumed Average ADS Purchase Price	Proceeds from the Sale of ADSs to Aspire Capital Under the Purchase Agreement Registered in this Offering (1)	Number of ADSs to be Issued in this Offering at the Assumed Average Purchase Price (2)	Percentage of Outstanding ADSs After Giving Effect to the Purchased ADSs Issued to Aspire Capital (3)
$0.50	$2,358,334	4,716,667	14.1%
$1.00	$4,716,667	4,716,667	14.1%
$1.50	$7,075,001	4,716,667	14.1%
$2.50	$9,623,525	3,849,410	11.8%
$5.00	$9,623,525	1,924,705	6.3%
$10.00	$9,623,520	962,352	3.2%

(1)	Excludes the $10.4 million received by us from the issue of ordinary shares to Aspire Capital pursuant to the Purchase Agreement as of March 31, 2020.

(2)	Excludes 5,483,333 ADSs which represent the ADSs issued to Aspire Capital pursuant to the Purchase Agreement as of March 31, 2020.

(3)	The denominator is based on 28,728,955 ADSs outstanding as of March 31, 2020 (which includes ordinary shares not converted into ADSs) and the number of ADSs set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of additional ADSs which we may issue to Aspire Capital under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column. Each ADS represents 100 of our ordinary shares.

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SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the ADSs representing ordinary shares set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in our ADSs other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we registered shares for sale to the public, the number of ADSs beneficially owned by the selling stockholder prior to this offering, the total number of ADSs that the selling stockholder may offer pursuant to this prospectus and the number of ADSs that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our ADSs beneficially owned by it that have been registered by us and does not acquire any additional ADSs during the offering, the selling stockholder will not own any ADSs other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such ADSs. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ADSs in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which it provided the information set forth in the table below. Each ADS represents 100 of our ordinary shares.

				Beneficial Ownership After this Offering (1)
Name	ADSs Owned Prior to this Offering		ADSs Being Offered	Number of ADSs	%(2)
Aspire Capital Fund, LLC (3)	788,460	(4)	10,200,000	238,460	0.7%

(1)	Assumes the sale of all ADSs registered pursuant to this prospectus.

(2)	Based on 28,728,955 ADSs outstanding on March 31, 2020 and the issuance of 1,020,000,000 ordinary shares represented by 10,200,000 ADSs that may be sold in this offering.

(3)	Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Mr. William F. Blank, III (“Mr. Blank”) is president and sole shareholder of WML Ventures Corp. (“WML Ventures”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank may be deemed to be a beneficial owner of ADSs by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank disclaims beneficial ownership of the ADSs held by Aspire Fund.

(4)

As of October 9, 2018, 55,000,000 ordinary shares which may be exchanged for 550,000 ADSs had been sold to Aspire Capital under the Purchase Agreement, consisting of the Commitment Shares and the Initial Shares.

As of March 31, 2020, 548,333,300 ordinary shares which have been exchanged for 5,483,333 ADSs have been acquired by Aspire Capital under the Purchase Agreement. We may elect in our sole discretion to sell to Aspire Capital additional ADSs to raise additional proceeds of up to approximately $9.6 million (as of March 31, 2020) under the Purchase Agreement but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of as of December 31, 2019:

●	on an actual basis; and

●	on a pro forma basis giving effect to the sale by us of 627,029,600 ordinary shares subsequent to December 31, 2019 at a weighted-average price of $0.017 per share (equivalent to $1.70 per ADS) for gross proceeds of $10,662,878.

The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. For more details on how you can obtain the documents incorporated by reference in this prospectus, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

	As of December 31, 2019
	Actual	Pro Forma
	(in thousands, except share and per share data)
Cash	$5,732	15,469
Liability related to Options and Warrants	3,117	5,866
Shareholders' equity/(deficiency):
Share capital	31,987	40,118
Additional paid-in capital	110,499	109,355
Accumulated other comprehensive income	(349)	(349)
Accumulated deficit	(143,909)	(143,909)

Total shareholders' equity/(deficiency)	(1,772)	5,215

Total capitalization (long-term liabilities and equity/(deficiency))	(1,772)	5,215

The number of ordinary shares indicated as issued and outstanding above is based on 2,245,865,913 ordinary shares outstanding as of December 31, 2019, and excludes:

●	94,349,035 ordinary shares (equivalent to 943,490 ADSs) issuable upon the exercise of options outstanding as of December 31, 2019 at a weighted-average exercise price of approximately $0.10 per ordinary share (equivalent to approximately $10.27 per ADS);

●	88,734,172 additional ordinary shares (equivalent to 887,341 ADSs) available for future issuance as of December 31, 2019 under our 2014 Equity Incentive Compensation Plan;

●	65,000,000 ordinary shares (equivalent to 650,000 ADSs) issued to Aspire Capital Fund, LLC in January 2020 under a security purchase agreement;

●	562,029,600 ordinary shares (equivalent to 5,620,296 ADSs) issued to investors in a February 2020 private placement;

●	281,013,600 ordinary shares (equivalent to 2,810,136 ADSs) issuable upon exercise of unregistered warrants issued to investors in the February 2020 private placements, having an exercise price of $2.20 per ADS;

●	44,962,300 ordinary shares (equivalent to 449,623 ADSs) issuable upon exercise of unregistered warrants issued to the placement agent in connection with the February 2020 private placements, at an exercise price of $2.55 per ADS;

●	118,421,300 ordinary shares (equivalent to 1,184,213 ADSs) issuable upon exercise of unregistered warrants issued to investors in the July 2019 registered direct offering, having an exercise price of $3.00 per ADS; and

●	17,762,900 ordinary shares (equivalent to 177,629 ADSs) issuable upon exercise of unregistered warrants issued to the placement agent in connection with the July 2019 registered direct offering, at an exercise price of $2.85 per ADS.

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DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following summarizes the material rights of holders of ordinary shares, as set out in our Articles of Association. The following summary is qualified in its entirety by reference to the Companies Act and to our Articles of Association, which is filed as an exhibit to our Form 6-K filed with the SEC on July 18, 2017, which is incorporated by reference in this prospectus.

We were originally established as a private limited company under the laws of England and Wales on October 7, 2004 under the name Freshname No. 333 Limited. On January 19, 2005, we changed our name to Morria Biopharmaceuticals Limited and on February 3, 2005, we completed a reverse merger with Morria Biopharmaceuticals Inc., or Morria, a Delaware corporation, in which Morria became our wholly-owned subsidiary and we re-registered as a non-traded public limited company under the laws of England and Wales. Morria was dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. On March 22, 2011, we incorporated an Israeli subsidiary, Morria Biopharma Ltd. On June 25, 2013, we changed our name to Celsus Therapeutics PLC and on October 13, 2013 Morria was renamed Celsus Therapeutics Inc. On September 25, 2015, we further changed our name to “Akari Therapeutics, Plc”. As such our affairs are governed by our Articles of Association and the English law.

In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities. For those ordinary shares that have been deposited in our ADS facility pursuant to our deposit agreement with Deutsche Bank Trust Company Americas, as depositary, Deutsche Bank Trust Company Americas, as depositary, or its nominee is deemed the shareholder.

Share Capital

Our board of directors is generally authorized to issue up to 10,000,000,000 ordinary shares of £0.01 each until June 28, 2022, without seeking shareholder approval, subject to certain limitations. As of March 31, 2020, there were 2,872,895,513 ordinary shares outstanding, outstanding options to purchase 94,349,035 ordinary shares and 88,734,172 ordinary shares available for future issuance under our 2014 Equity Incentive Compensation Plan. All of our existing issued ordinary shares are fully paid. Accordingly, no further capital may be required by us from the holders of such shares.

The rights and restrictions to which the ordinary shares will be subject are prescribed in our Articles of Association. Our Articles of Association permit our board of directors, with shareholder approval, to determine the terms of any preferred shares that we may issue. Our board of directors is authorized, having obtained the consent of the shareholders, to provide from time to time the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

English law does not recognize fractional shares held of record. Accordingly, our Articles of Association do not provide for the issuance of fractional ordinary shares, and our official English share register will not reflect any fractional shares.

We are not permitted under English law to hold our own ordinary shares unless they are repurchased by us and held in treasury.

During the three years ended March 31, 2020, excluding this offering, we have issued an aggregate of 1,146,868,830 ordinary shares, options to purchase an aggregate of 99,200,000 ordinary shares and warrants to purchase an aggregate of 462,160,100 ordinary shares.

Issuance of Options and Warrants

Our Articles of Association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as it deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue options or warrants without shareholder approval once authorized to do so by the Articles of Association or an ordinary resolution of shareholders. Our board of directors may issue shares upon exercise of options or warrants without shareholder approval or authorization, up to the relevant authorized share capital limit.

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Dividends

Our Articles of Association provide that our board of directors may, subject to the applicable provisions of the Companies Act, from time to time, declare such dividend as may appear to the board of directors to be justified by the distributable profits of the Company. Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future, holders of ordinary shares are entitled to receive dividends according to their rights and interest in our distributable profits. Dividends, to the extent declared, are distributed according to the proportion of the nominal value paid up on account of the shares held at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value, if any. A company may only distribute a dividend out of the company’s distributable profits, as defined under the Companies Act.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute us as a trustee in respect thereof.

Rights in a Liquidation

In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Voting Rights

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The ordinary shares do not have cumulative voting rights in the election of directors. As a result, holders of ordinary shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. At every annual general meeting, one third of the directors who are subject to retirement by rotation, or as near to it as may be, will retire from office. In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provision of our Articles of Association are not met, any further directors to retire are those who have been in office the longest since their last appointment or re-appointment, but as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board of Directors at the recommendation of the Chairman. A retiring director is eligible for re-appointment, subject to the terms of our Articles of Association.

The actions necessary to change the rights of holders of the ordinary shares are as follows: the rights of the shareholders would need to be altered by way of a special resolution requiring 75% vote of the shareholders who are present and voting in person or by proxy. In order to change the rights of a separate class of shares, it will require such a vote by shareholders of that class of shares.

Preemptive Rights

There are no rights of pre-emption under our Articles of Association in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders have preemptive rights with respect to new issuances of equity securities.  However our board of directors is generally authorized to allot equity securities for cash without triggering shareholder preemptive rights, provided that this power shall (i) be limited to the allotment of equity securities up to an aggregate nominal amount of £100,000,000; and (ii) expire (unless previously revoked or varied by us), on June 28, 2022.

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Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be transferred pursuant to our Articles of Association, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws. The Articles of Association state that the directors of the Company may refuse to authorize a transfer of shares if the shares in question have not been paid in full and are therefore only partly paid.

Limitation on Owning Securities

Our Articles of Association do not restrict in any way the ownership or voting of ordinary shares by non-residents. If the Company serves a demand on a person under section 793 to the Companies Act 2006, that person will be required to disclose any interest he has in the shares of the Company.

Fiduciary Duties of Office Holders

Directors owe fiduciary duties to their companies. Chapter 2 of Part 10 of the Companies Act 2006 (2006 Act) codifies certain of those duties. The relevant statutory duties imposed on directors under the 2006 Act are:

●	to act within powers;

●	to promote the success of the company;

●	to exercise independent judgment;

●	to avoid conflicts of interest;

●	not to accept benefits from third parties; and

●	to declare an interest in a proposed transaction or arrangement.

In addition, the general principles of fiduciary duties as set out in common law continue in place in respect of Directors. The general four principles of fiduciary duties are:

●	No conflict: A must not place himself in a position where his own interests conflict with those of B or where there is a real possibility that this will happen. This is also known as conflict of duty or conflict of interest.

●	No-profit: A must not profit from his position at the expense of B. This is also known as misuse of property held in a fiduciary capacity.

●	Undivided loyalty: A fiduciary owes undivided loyalty to his beneficiary. Rather confusingly, this is sometimes called conflict of duty. A must not place himself in a position where his duty to another customer conflicts with his duty to B.

●	Confidentiality: A must use or disclose information obtained in confidence from B for the benefit only of B.

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In the corporate realm, these have been refined as follows:

●	Duty to act in good faith in the best interests of the company: A director had to act at all times in good faith in what he considered was the best interests of the company.

●	Duty to act within the powers conferred by the company’s memorandum and articles of association and to exercise powers for proper purposes: A director could not cause the company to undertake activities outside that permitted by the company’s constitutional documents, or exercise his powers for any “improper purpose”.

●	Duty to avoid conflicting interests and duties: A director was obliged to avoid placing himself in a position where there was a conflict, or possible conflict, between the duties which he owed to the company and either his personal interests or other duties which he owed to a third party.

●	Duty not to make unauthorized profits: A director was under a duty to account for any personal profit made by virtue of his directorship unless the prof it was authorized by shareholder resolution or was in accordance with the company’s articles. The duty to account was strict, and did not depend on fraud or lack of good faith, or on the company suffering any loss.

Standard of Care

A director had to take such actions as would be taken by “a reasonably diligent person,” having both:

●	the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company; and

●	the general knowledge, skill and experience that that director has.

Disclosure of Personal Interests of an Officer Holder

The Companies Act requires that an office holder disclose to the Company any direct or indirect personal interest that he or she may have, and all related material information and documents known to him or her, in connection with any existing or proposed transaction by the company. The disclosure is required to be made promptly and in any event, no later than the board of directors meeting in which the transaction is first discussed.

Section 177 of the Companies Act requires any transaction in which a director has an interest to be declared, and not only those that are extraordinary transactions.

Disclosure of Conflicts of Interests

Except as provided in our Articles of Association, a director may not vote at a meeting of the board or of a committee of the board on any resolution concerning a matter:

●	in which he has (either alone or together with any person connected with him, as provided in the Companies Act) a material interest, other than an interest in shares or debentures or other securities of or in the company; and

●	subject to the Companies Act, which conflicts or may conflict with the interests of the Company.

A director is not counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

Notwithstanding the foregoing, a director is entitled to vote and be counted in the quorum in respect of any resolution concerning any of the following matters:

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●	the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of our subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

●	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of our subsidiaries for subscription or purchase in which offer he is or is to be interested as a participant as the holder of such shares, debentures or other securities or in its underwriting or sub-underwriting;

●	any contract, arrangement, transaction or other proposal concerning any other company in which he holds an interest not representing one per cent. or more of any class of the equity share capital (calculated exclusive of any shares of that class held as treasury shares) of such company, or of any third company through which his interest is derived, or of the voting rights available to members of the relevant company, any such interest being deemed for the purpose of this regulation to be a material interest in all circumstances;

●	any contract, arrangement, transaction or other proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by Her Majesty’s Revenue & Customs;

●	any contract, arrangement, transaction or proposal concerning the adoption, modification or operation of any scheme for enabling employees, including full time executive directors of the Company or any of our subsidiaries to acquire shares of the Company or any arrangement for the benefit of employees of the Company or any of our subsidiaries, which does not award him any privilege or benefit not awarded to the employees to whom such scheme relates; or

●	any contract, arrangement, transaction or proposal concerning insurance which the Company proposes to maintain or purchase for the benefit of directors or for the benefit of persons including directors.

Article 27 of the Articles of Association states, that the board may authorize any matter which may otherwise involve a director breaching his duties under certain sections of the Companies Act 2006 to avoid conflicts of interest.

Any director (including the director which has the conflict) may propose that such conflicted director be authorized in relation to any matter which is the subject of such a conflict. The director with the conflict will not count towards the quorum at the meeting at which the conflict is considered and may not vote on any resolution authorizing the conflict. Where the board gives authority in relation to such a conflict, the board may impose such terms on the relevant director as it deems appropriate.

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Directors’ and Officers’ Compensation

The Companies Act requires that a resolution approving provisions to appoint a director for a fixed period of more than two years must not be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to members: in the case of a resolution at a meeting, by being made available for inspection by members of the company both (i) at the company’s registered office for not less than 15 days ending with the date of the meeting, and (ii) at the meeting itself.

Directors’ Borrowing Powers

Our board of directors may, from time to time, in its discretion, cause us to borrow or secure the payment of any sum or sums of money for the purposes of our company.

Retirement of Directors

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age.

Share Qualification of Directors

No shareholding qualification is required by a director.

Redemption Provisions

We may, subject to applicable law and to our Articles of Association, issue redeemable preference shares and redeem the same.

Capital Calls

Under our Articles of Association and the Companies Act, the liability of our shareholders is limited to the nominal value (i.e. par). The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

No Sinking Fund

Our ordinary shares do not have sinking fund provisions.

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Modification of Rights

Subject to the provisions of the Companies Act, if at any time our capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is two or more persons holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Shareholders’ Meetings and Resolutions

Pursuant to our Articles of Association, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy, who hold shares conferring in the aggregate more than 15% of our issued share capital. If at any time the Company has only one shareholder, such shareholder, in person, by proxy or, if a corporation, by its representative, shall constitute a quorum. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board may designate. Furthermore, the board of the company may call a general meeting whenever they think fit. If the Board, in its absolute discretion, considers that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place.

Under the Companies Act, each shareholder of record must be provided at least 14 calendar days prior to the notice of any general shareholders’ meeting and 21 days prior to the notice of an annual general meeting. Subject to the provisions of the Companies Act, our annual general meeting will be held at such time and place or places as our board may determine. Our board may call a general meeting whenever it thinks fit, and must do so when required under the Companies Act. General meetings must be convened on such requisition, or in default may be convened by such requisitionists or by court order, as provided by the Companies Act.

Voting at any general meeting of shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

●	the chairman of the meeting;

●	at least five shareholders entitled to vote at the meeting;

●	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or
●	any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy shall have one vote for every share of which they are registered as the holder (provided that no shareholder shall have more than one vote on a show of hands notwithstanding that he may have appointed more than one proxy to vote on his behalf). The quorum for a shareholders’ meeting is a minimum of two persons holding at least 15% of the share capital, present in person or by proxy.

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Holders of ADSs are also entitled to vote by supplying their voting instructions to Deutsche Bank Trust Company Americas, as depositary, who, subject to the terms of the deposit agreement, will vote the ordinary shares represented by their ADSs in accordance with their instructions. The ability of Deutsche Bank Trust Company Americas, as depositary, to carry out voting instructions may be limited by practical and legal limitations, the terms of the deposit agreement, the terms of our Articles of Association, and the terms of the ordinary shares on deposit. We cannot assure the holders of our ADSs that they will receive voting materials in time to enable them to return voting instructions to Deutsche Bank Trust Company Americas, as depositary, in a timely manner.

Unless otherwise required by law or the Articles of Association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a majority vote of the shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

●	the election of directors;

●	the approval of financial statements;

●	the declaration of final dividends;

●	the appointment of auditors;

●	the increase of authorized share capital; or

●	the grant of authority to issue shares.

A special resolution or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, certain changes to the Articles of Association, or our winding-up.

Limitation on Owning Securities

Our Articles of Association do not restrict in any way the ownership or voting of ordinary shares by non-residents. Furthermore, there is no obligation for a shareholder of a U.K. company which is not listed in the U.K. or E.U. to voluntarily disclose his shareholding unless required to do so by the Company. If the Company serves a demand on a person under section 793 to the Companies Act 2006, that person will be required to disclose any interest he has in the shares of the Company.

Change in Control

We can issue additional shares with any rights or restrictions attached to them as long as the Company is not restricted by any rights attached to existing shares. These rights or restrictions can be decided by the directors so long as there is no conflict with any resolution passed by the shareholders. The ability of the directors to issue shares with rights or restrictions that are different than those attached to the currently outstanding ordinary shares could have the effect of delaying, deferring or preventing change of control of our Company.

In addition, our board of directors is divided into three classes for purposes of election. One class is elected at each annual general meeting to serve for a three-year term. Because this would prevent shareholders from replacing the entire board at a single meeting, this provision could also have the effect of delaying, deferring or preventing a change in control of our Company.

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Differences in Corporate Law Between England and the State Of Delaware

As a public limited company incorporated under the laws of England and Wales, the rights of our shareholders are governed by applicable English law, including the Companies Act, and not by the law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are applicable to directors and shareholders of U.S. corporations. We have set below a summary of the differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law, Delaware law and our Articles of Association. Before investing, you should consult your legal advisor regarding the impact of English corporate law on your specific circumstances and reasons for investing. The summary below does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq listing requirements. You are also urged to carefully read the relevant provisions of the Delaware General Corporation Law and the Companies Act for a more complete understanding of the differences between Delaware and English law.

	Delaware	England

Number of Directors	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless specified in the certificate of incorporation.	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.

Removal of Directors	Under Delaware law, directors may be removed from office, with or without cause, by a majority shareholder vote, except (a) in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation, and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and certain other procedural requirements under the Companies Act are followed (such as allowing the director to make representations against his or her removal at the meeting and/or in writing).

Vacancies on the Board of Directors	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws of the corporation.	Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution of the shareholders that such resolutions do not have to be voted on individually is first agreed to by the meeting without any vote being given against it.

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	Delaware	England

Annual General Meeting	Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.	Under the Companies Act, a public limited company must hold an annual general meeting each year. This meeting must be held within six months beginning with the day following the company’s accounting reference date.

General Meeting	Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.	Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors. Shareholders holding at least 5% of the paid-up capital (excluding any paid-up capital held as treasury shares) of the company carrying voting rights at general meetings can also require the directors to call a general meeting.

Notice of General Meetings	Under Delaware law, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

The Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of:

●      in the case of an annual general meeting, at least 21 days; and

●      in any other case, at least 14 days.

The company’s articles of association may provide for a longer period of notice and, in addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

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	Delaware	England

Quorum	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum.

Proxy	Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy (or, in the case of a shareholder which is a corporate body, by way of a corporate representative).

Issue of New Shares	Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders.

Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.

Pre-emptive Rights	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess pre-emptive rights to subscribe to additional issuances of the corporation’s stock.	Under the Companies Act, “equity securities” (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares) proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

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	Delaware	England

Liability of Directors and Officers

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

●     any breach of the director’s duty of loyalty to the corporation or its shareholders;

●      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●      willful or negligent payment of unlawful dividends or stock purchases or redemptions; or

●      any transaction from which the director derives an improper personal benefit.

Under the Companies Act, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to: (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company. Such indemnity must not cover fines imposed in criminal proceedings, penalties imposed by regulatory bodies arising out of non-compliance with regulatory requirements, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, and the costs of unsuccessful applications by the director for relief); and (iii) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Voting Rights	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder of record is entitled to one vote for each share of capital stock held by such shareholder.	Under English law, unless a poll is demanded by the shareholders of a company or is required by the Chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands.

Under the Companies Act, a poll may be demanded by: (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to treasury shares); or (iii) any shareholder (s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by .

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Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by .

proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting

	Delaware	England

Variation of Class Rights	Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The Companies Act provides that rights attached to a class of shares may only be varied or abrogated in accordance with provision in the company’s articles for the variation or abrogation of those rights or, where the company’s articles contain no such provision, if the holders of shares of that class consent to the variation or abrogation. Consent for these purposes means:

●      consent in writing from the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

●      a special resolution passed at a separate meeting of the holders of that class sanctioning the variation.

The Companies Act provides that the quorum for a class meeting is not less than two persons holding or representing by proxy at least one-third of the nominal value of the issued shares of that class. Following a variation of class rights, shareholders who amount to not less than 15% of the shareholders of the class in question who did not approve the variation may apply to court to have the variation cancelled. Any application must be made within 21 days of the variation. The court may cancel the variation if it is satisfied having regard to all the circumstances of the case that the variation would unfairly prejudice the shareholders of the class represented by the applicant.

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	Delaware	England

Shareholder Vote on Certain Transactions

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

●      the approval of the board of directors; and

●      approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Under Delaware law, a contract or transaction between the company and one or more of its directors or officers, or between the company and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall not be void solely for this reason, or solely because the director or officer participates in the meeting of the board which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

●      the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board, and the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

●      the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

●      the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

●      the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

●      the approval of the court.

Once approved, sanctioned and effective, all shareholders or creditors of the relevant class and the company are bound by the terms of the scheme. The Companies Act also contains certain provisions relating to transactions between a director and the company, including transactions involving the acquisition of substantial non-cash assets from a director or the sale of substantial noncash assets to a director, and loans between a company and a director or certain connected persons of directors. If such transactions meet certain thresholds set out within the Companies Act the approval of shareholders by ordinary resolution will be required.

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	Delaware	England

Standard of Conduct for Directors	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders. Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Under English law, a director owes various statutory and fiduciary duties to the company, including:

●      to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

●      to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

●      to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

●      to exercise independent judgment;

●      to exercise reasonable care, skill and diligence;

●      not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

●      a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Shareholder Suits

Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

●      state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

●      allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

●      state the reasons for not making the effort. Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit.

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust, subject to complying with the procedural requirements under the Companies Act and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its shareholders.

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Other U.K. Law Considerations

Squeeze-Out

Under the Companies Act, if a takeover offer (as defined in Section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire: (i) not less than 90% in value of the shares to which the takeover offer relates (the “Takeover Offer Shares”); and (ii) where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the day after the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell-Out

The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares. If a shareholder defaults in supplying the company with the required details in relation to the shares in question (the “Default Shares”), the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, in certain circumstances the directors may direct that:

(i)	any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

(ii)	no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company’s articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

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Dividends

Under English law, before a company can lawfully make a distribution, it must ensure that it has sufficient distributable reserves. A company’s distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition to having sufficient distributable reserves, a public company will not be permitted to make a distribution if, at the time, the amount of its net assets (that is, the aggregate of the company’s assets less the aggregate of its liabilities) is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the distribution would result in the amount of its net assets being less than that aggregate.

Purchase of Own Shares

Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase, provided that it is not restricted from doing so by its articles. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the foregoing, because Nasdaq is not a “recognized investment exchange” under the Companies Act, a company may purchase its own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of its ordinary shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

A share buy back by a company of its ordinary shares will give rise to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company, and such stamp duty will be paid by the company. Our Articles of Association do not have conditions governing changes in our capital which are more stringent than those required by law.

Statutory Pre-Emption Rights

Under English law, a company must not allot equity securities to a person on any terms unless the following conditions are satisfied:

(i)	it has made an offer to each person who holds ordinary shares in the company to allot to them on the same or more favorable terms a proportion of those securities that is as nearly as practicable equal to the proportion in nominal value held by them of the ordinary share capital of the company; and

(ii)	the period during which any such offer may be accepted has expired or the company has received notice of the acceptance or refusal of every offer so made.

For these purposes “equity securities” means ordinary shares in the company or rights to subscribe for, or to convert securities into, ordinary shares in the company. “Ordinary shares” means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution. The statutory pre-emption rights are subject to certain exceptions, including the issue of ordinary shares for non-cash consideration, an allotment of bonus shares and the allotment of equity securities pursuant to an employees’ share scheme. The statutory pre-emption rights may also be disapplied with the approval of 75% of shareholders.

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U.K. City Code on Takeovers and Mergers

The UK City Code on Takeovers and Mergers, or the Takeover Code, applies, among other things, to an offer for a public company whose registered office is in the United Kingdom and whose securities are not admitted to trading on a regulated market in the United Kingdom if the company is considered by the Panel on Takeovers and Mergers, or the Takeover Panel, to have its place of central management and control in the United Kingdom. This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the UK tax authorities. Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the United Kingdom by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident. Whilst the Takeover Panel has not informed us of any such determination, on account of the current constitution of our board, we believe that we are currently subject to the Takeover Code.

If at the time of a takeover offer the Takeover Panel determines that we have our place of central management and control in the United Kingdom, we would be subject to a number of rules and restrictions, including but not limited to the following: (1) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (2) we may not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (3) we would be obliged to provide equality of information to all bona fide competing bidders.

Further, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person: (a) acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carry 30% or more of the voting rights of our shares; or (b) who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% of the voting rights in us and does not hold shares carrying more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of 100 ordinary shares deposited with State Street Bank & Trust Company, having its principal office at 525 Ferry Road, Crewe Toll, Edinburgh, EH5 2AW Scotland, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. English law governs shareholder rights. The depositary or its custodian will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt.

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. The holder of ADSs will receive these distributions in proportion to the number of ordinary shares their ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

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●	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to ADS holders, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to ADS holders a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

●	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to ADS holders. We must first instruct the depositary to make such rights available to ADS holders and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them. If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on ADS holders’ behalf. The depositary will then deposit the shares and deliver ADSs to ADS holders. It will only exercise rights if ADS holders pay it the exercise price and any other charges the rights require that ADS holders to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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●	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to ADS holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

●	The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if an ADS holders or its broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holder requests and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our ordinary shares, the depositary will cause ownership of the appropriate whole number of our ordinary shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional Ordinary Share or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

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Voting Rights

How do you vote?

As an ADS holder, you may instruct the depositary to vote the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. Voting instructions may be given only by mail and in respect of a number of ADSs representing an integral number of our ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the United Kingdom and the provisions of our constitutive documents, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

Fees and Charges

As a holder of American Depository Shares, or ADSs, you will be required to pay the following service fees to the depositary bank:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued
Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to $0.02 per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held
Operation and maintenance costs in administering the ADSs	An annual fee of $0.02 per ADS held
Inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for England and Wales	An annual fee of $0.01 per ADS held (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions)

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As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

●	Taxes (including applicable interest and penalties) and other governmental charges.

●	Such registration fees as may from time to time be in effect for the registration of ordinary shares or other deposited securities with the foreign registrar and applicable to transfers of ordinary shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively.

●	Expenses for cable, telex and fax transmissions and for delivery of securities.

●	Expenses and charges incurred by the Depositary in the conversion of foreign currency.

●	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit, including any fees of a central depository for securities in the local market, where applicable.
●	Fees and expenses incurred in connection with complying with exchange control regulations and any other regulatory requirements that are not currently applicable but may arise or become applicable to ordinary shares, deposited securities, ADSs and ADRs.

●	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights, etc.), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

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Payment of Taxes

As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

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Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

●	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

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●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

●	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

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Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and Shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

 Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

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PLAN OF DISTRIBUTION

The securities offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The securities may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the securities offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the ADSs;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may transfer the securities by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the securities as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the securities for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

Aspire Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the securities offered by this prospectus.

We will pay all of the expenses incident to the registration, offering, and sale of the securities to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of securities offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our securities during the term of the Purchase Agreement.

We have advised Aspire Capital that while it is engaged in a distribution of the securities included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of securities by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

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TAXATION

The following summary contains a description of certain United Kingdom and United States federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares or ADSs to a U.S. Holder (as defined below) of our ordinary shares or ADSs and, to the limited extent discussed below, a Non-U.S. Holder (as defined below) of our ordinary shares or ADSs. The summary is based upon the tax laws of the United Kingdom and the United States and the respective regulations thereunder as of the date hereof, which are subject to change.

For purposes of this description, a “U.S. Holder” includes any beneficial owner of our ordinary shares or ADSs that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or organized under the laws of any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust; or (2) such trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is any beneficial owner of our ordinary shares or ADSs that is not a U.S. Holder.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. This discussion assumes that you are familiar with the tax rules applicable to investments in securities generally, and with any special rules to which you may be subject. In particular, the discussion deals only with investors that will hold our ordinary shares or ADSs as capital assets (generally, property held for investment), and does not address the tax treatment of investors that are subject to special rules, such as banks, financial institutions, insurance companies, dealers or traders in securities or currencies, persons that elect mark-to- market treatment, tax-exempt entities (including 401 pensions plans) or government organizations, real estate investment trusts, regulated investment companies, grantor trusts, individual retirement and other tax-deferred accounts, persons that received our ordinary or ADS shares as compensation for the performance of services, persons who own, directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of section 958(b) of the United States Internal Revenue Code of 1986, or the Code, 10% or more of our total voting power or value, persons that are residents of the U.K. for U.K. tax purposes or that conduct a business or have a permanent establishment in the U.K., persons that hold our ordinary shares or ADSs as a position in a straddle, hedging, conversion, integration, constructive sale or other risk reduction transaction, certain former citizens or long-term residents of the U.S., partnerships and their partners and persons whose functional currency is not the U.S. dollar. This discussion is based on laws, treaties, judicial decisions, and regulatory interpretations in effect on the date hereof, all of which are subject to change, as well as, in the United States, the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Additionally, the summary below regarding U.S. federal income tax does not address any U.S. state or local tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations or any U.S. federal tax considerations other than U.S. federal income tax considerations.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

We will not seek a ruling from the IRS with regard to the U.S. federal income tax treatment of an investment in our ordinary shares or ADSs, and we cannot assure you that the IRS will agree with the conclusions set forth below.

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You are urged to consult with your own advisers regarding the tax consequences of the acquisition, ownership, and disposition of our ordinary shares or ADSs in the light of your particular circumstances, including the effect of any state, local, or other national laws.

United Kingdom tax considerations

Taxation of dividends

Under current U.K. tax law, no tax is required to be withheld in the United Kingdom at source from cash dividends paid to U.S. resident holders.

Taxation of capital gains

Subject to the comments in the following paragraph, a holder of our ordinary shares or ADSs who, for U.K. tax purposes, is not resident in the U.K. will not be liable for U.K. taxation on capital gains realized on the disposal of our ordinary shares or ADS unless at the time of the disposal:

●	the holder carries on a trade, or in the case of an individual, a profession or vocation in the United Kingdom through, in the case of an individual, a branch or agency, or, in the case of a company, a permanent establishment, and

●	our ordinary shares or ADSs are or have been used, held, or acquired for the purpose of such trade, profession, vocation, branch, agency or permanent establishment.

A holder of our ordinary shares or ADSs who (1) is an individual who has ceased to be resident for U.K. tax purposes in the United Kingdom, (2) was solely resident for U.K. tax purposes in the United Kingdom for at least four out of the seven U.K. tax years immediately preceding the year in which he or she ceased to be resident in the United Kingdom, (3) only remains non-resident in the United Kingdom for a period of five years or less and (4) disposes of his or her ordinary shares or ADSs during that period may also be liable, upon returning to the United Kingdom, for U.K. tax on capital gains, subject to any available exemption or relief, even though he or she was not resident in the United Kingdom at the time of the disposal.

Inheritance tax

Our ordinary shares or ADSs are assets situated in the United Kingdom for the purposes of U.K. inheritance tax (the equivalent of U.S. estate and gift tax). Subject to the discussion of the U.K.-U.S. estate tax treaty in the next paragraph, U.K. inheritance tax may apply (subject to any available reliefs) if an individual who holds our ordinary shares or ADSs gifts them or dies even if he or she is neither domiciled in the United Kingdom nor deemed to be domiciled there under U.K. law. For inheritance tax purposes, a transfer of our ordinary shares or ADSs at less than full market value may be treated as a gift for these purposes. Special inheritance tax rules apply (1) to gifts if the donor retains some benefit, (2) to close companies and (3) to trustees of settlements.

However, as a result of the U.K.-U.S. estate tax treaty, our ordinary shares or ADSs held by an individual who is domiciled in the United States for the purposes of the U.K.-U.S. estate tax treaty and who is not a U.K. national will not be subject to U.K. inheritance tax on that individual’s death or on a gift of our ordinary shares or ADSs unless the ordinary shares or ADSs:

●	are part of the business property of a permanent establishment in the United Kingdom, or

●	pertain to a fixed base in the United Kingdom used for the performance of independent personal services.

The U.K.-U.S. estate tax treaty provides a credit mechanism if our ordinary shares or ADSs are subject to both U.K. inheritance tax and to U.S. estate and gift tax.

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U.K. stamp duty and stamp duty reserve tax (SDRT)

U.K. legislation provides that SDRT is chargeable at 1.5% on the issuance of a depositary receipt for U.K. shares or securities, or the issuance of such shares or securities into a clearance system. Her Majesty’s Revenue and Customs, or HMRC, currently accepts that these provisions contravene European Union law, and accordingly does not seek to enforce SDRT on issues of U.K. shares and securities to depositary receipt issuers and clearance services anywhere in the world. The U.K. government has indicated that it will not seek to reimpose such a charge when European Union law ceases to apply in the United Kingdom at the end of the transition period following its leaving the European Union, which is expected to be 31 December 2020 (subject to potential extension by up to two years), although no legislation has been introduced to repeal the charging provision. It is currently unclear whether HMRC might seek to reimpose such a charge if and when the United Kingdom leaves the European Union, which is expected to happen in March 2019. HMRC still contends that stamp duty/SDRT at 1.5% is payable on transfers (by sale or otherwise) of shares and securities to depository receipt systems or clearance services that are not an integral part of an issue of share capital.

Transfer of shares in registered form

A transfer of shares in registered form would attract ad valorem stamp duty generally at the rate of 0.5% of the purchase price of the shares. There is no charge to ad valorem stamp duty on gifts.

SDRT would generally be payable on an unconditional agreement to transfer shares in registered form at 0.5% of the amount or value of the consideration for the transfer, but is repayable if, within six years of the date of the agreement, an instrument transferring the shares is executed or, if the SDRT has not been paid, the liability to pay the tax (but not necessarily interest and penalties) would be cancelled.

Transfer of ADSs

No U.K stamp duty will be payable on a written instrument transferring an ADS or on a written agreement to transfer an ADS provided that the instrument of transfer or the agreement to transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an ADS could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% of the value of the consideration given in connection with the transfer.

No SDRT will be payable in respect of an agreement to transfer an ADS.

Transfers below market value

There is generally no charge to ad valorem stamp duty on gifts. However, transfers of, and unconditional agreements to transfer shares in registered form for nil or non-monetary consideration to a connected person (within the meaning of section 1122 U.K. Corporation Tax Act 2010) on or after 29 October 2018 which are listed on a regulated market, a multilateral trading facility or a recognized foreign exchange (each within the meaning of sections 80B and 88B of the Finance Act 1986) will attract stamp duty and SDRT respectively on the market value of the shares. It is possible that Nasdaq could be either a regulated market or a multilateral trading facility for these purposes, although the position has not been confirmed. As such, any transfers of, or unconditional agreements to transfer, shares in registered form in these circumstances may attract stamp duty and SDRT respectively.

The U.K. Finance Bill 2020 contains provisions which would apply to transfers of unlisted securities to a connected person for money or money’s worth where some or all of the consideration consists of the issue of shares. “Unlisted securities” are securities that are not listed on a regulated market, multilateral trading facility or recognized foreign exchange. If this proposal is enacted (which is currently anticipated during the summer of 2020), and if the shares are not regarded as “listed” within the statutory definition, any transfer of, or unconditional agreement to transfer, shares in registered form occurring after the legislation has passed and wholly or partly in consideration for the issue of shares will attract stamp duty and stamp duty reserve tax on the higher of the value of the consideration for the transfer and the market value of the unlisted securities being transferred.

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United States federal income taxation considerations

Ownership of ADSs

For U.S. federal income tax purposes, a holder of ADSs generally will be treated as the owner of the ordinary shares represented by such ADSs. Gain or loss will generally not be recognized on account of exchanges of ordinary shares for ADSs, or of ADSs for ordinary shares. References to ordinary shares in the discussion below are deemed to include ADSs, unless context otherwise requires.

U.S. Taxation of Distributions

Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gross amount of any distributions made by us to a U.S. Holder will generally be subject to U.S. federal income tax as dividend income to the extent paid or deemed paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations with respect to dividends received from other U.S. corporations. To the extent that an amount received by a U.S. Holder exceeds its allocable share of our current and accumulated earnings and profits, such excess would, subject to the discussion below, be treated first as a tax-free return of capital which will reduce such U.S. Holder’s tax basis in his ordinary shares or ADSs and then, to the extent such distribution exceeds such U.S. Holder’s tax basis, it will be treated as capital gain. We have not maintained and do not plan to maintain calculations of earnings and profits under U.S. federal income tax principles. Accordingly, it is unlikely that U.S. Holders will be able to establish whether a distribution by us is in excess of our current or accumulated earnings and profits (as computed under U.S. federal income tax principles). Thus, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

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Subject to applicable holding period (which generally requires our ordinary shares to be held for at least 61 days without protection from the risk of loss during the 121-day period beginning 60 days before the ex-dividend date) and other limitations, the U.S. Dollar amount of dividends received on our ordinary shares or ADSs by certain non-corporate U.S. Holders are currently subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends” and certain other requirements are met. Dividends paid on our ordinary shares or ADSs will be treated as qualified dividends if: (i) we are eligible for the benefits of the U.S.-U.K. Tax Treaty (as defined below) or the ordinary shares or ADSs are readily tradable on an established U.S. securities market and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC. Our ADSs are listed on The Nasdaq Capital Market, which is an established securities market in the United States, and we expect the ADSs to be readily tradable on The Nasdaq Capital Market. However, there can be no assurance that the ADSs will be considered readily tradable on an established securities market in the United States in later years. The Company, which is incorporated under the laws of England and Wales, believes that it qualifies as a resident of the United Kingdom for the purposes of, and is eligible for the benefits of, the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains, signed on July 24, 2001, or the U.S.-U.K. Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-U.K. Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Based on the foregoing, we expect to be considered a qualified foreign corporation under the Code. Accordingly, dividends paid by us to non-corporate U.S. Holders with respect to shares that meet the minimum holding period and other requirements are expected to be treated as “qualified dividend income.” However, dividends paid by us will not qualify for the 20% maximum U.S. federal income tax rate if we are treated, for the tax year in which the dividends are paid or the preceding tax year, as a “passive foreign investment company” for U.S. federal income tax purposes, as discussed below. Although we currently believe that distributions on our ordinary shares or ADSs that are treated as dividends for U.S. federal income tax purposes should constitute qualified dividends, no assurance can be given that this will be the case. U.S. Holders should consult their tax advisors regarding the tax rate applicable to dividends received by them with respect to our ordinary shares or ADSs, as well as the potential treatment of any loss on a disposition of our ordinary shares or ADSs as long-term capital loss regardless of the U.S. Holders’ actual holding period for our ordinary shares or ADSs.

For foreign tax credit computation purposes, dividends will generally constitute foreign source income, and with certain exceptions, will constitute “passive category income.”

The additional 3.8% “net investment income tax” (described below) may apply to dividends received by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

U.S. Taxation upon Sale or Other Disposition

Subject to the discussion under “Passive Foreign Investment Company Rules” below, gain or loss realized by a U.S. Holder on the sale or other taxable disposition of our ordinary shares or ADSs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in our ordinary shares or ADSs and the amount realized on the disposition. Such gain or loss generally will be treated as long-term capital gain or loss if our ordinary shares or ADSs have been held for more than one year at the time of the sale or disposition. Any such gain or loss realized will generally be treated as U.S. source gain or loss. In the case of a non-corporate U.S. Holder, long-term capital gains are currently eligible for federal income tax at preferential rates . The deductibility of capital losses is subject to significant limitations.

For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of the ADSs that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer who does not make such election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the purchase or sale. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and settlement date. Any foreign currency gain or loss a U.S. Holder realizes will be U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their ordinary shares or ADSs.

The maximum individual rate for long-term capital gain is currently 20%.

The additional 3.8% “net investment income tax” (described below) may apply to gains recognized upon the sale or other taxable disposition of our ordinary shares or ADSs by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

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Medicare Tax

Certain U.S. Holders including individuals, estates and trusts are subject to a Medicare tax of 3.8% on “net investment income,” which includes dividends, interest, and capital gain from the sale of investment securities, adjusted for certain deductions properly allocated to such investment income. The Medicare tax will apply to the lesser of such net investment income or the excess of the taxpayer’s adjusted gross income (with certain modifications) over a specified amount. The specified amount is $250,000 for married individuals filing jointly, $125,000 for married individuals filing separately, and $200,000 for single individuals. U.S. Holders should consult with their own tax advisers regarding the application of the net investment income tax to them as a result of their investment in our ADSs or ordinary shares.

Passive Foreign Investment Company Rules

Based on the nature of our present business operations, assets and income, we believe that for the year 2019, we were not a PFIC. However, because the PFIC determination is highly fact intensive, no assurance can be given that we will not be treated as a PFIC for 2020 or for any other taxable year. A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change from year to year.

We would be a PFIC for U.S. federal income tax purposes in any taxable year if 75% or more of our gross income would be passive income, or on average at least 50% of the gross value of our assets is held for the production of, or produces, passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. Assets that produce or are held for the production of passive income include cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. In making the above determination, we are treated as earning our proportionate share of any income and owning our proportionate share of any asset of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value. If we were considered a PFIC at any time when a U.S. Holder held our ordinary shares or ADSs, we generally should continue to be treated as a PFIC with respect to that U.S. Holder, and the U.S. Holder generally will be subject to special rules with respect to (a) any gain realized on the disposition of our ordinary shares or ADSs and (b) any “excess distribution” by us to the U.S. Holder in respect of our ordinary shares or ADSs. Generally, a distribution during a taxable year to a U.S. Holder with respect to ordinary shares would be treated as an “excess distribution” to the extent that the distribution plus all other distributions received (or deemed to be received) by the U.S. Holder during the taxable year with respect to such ordinary shares, is greater than 125% of the average annual distributions received by the U.S. Holder with respect to such ordinary shares during the three preceding years (or during such shorter period as the U.S. Holder may have held the ordinary shares or ADSs). Under the PFIC rules: (i) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for our ordinary shares or ADSs, (ii) the amount allocated to the taxable year in which the gain or excess distribution was realized or to any year before we became a PFIC would be taxable as ordinary income and (iii) the amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect in that year and an interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year. Because a U.S. Holder that is a direct (and in certain cases indirect) shareholder of a PFIC is deemed to own its proportionate share of interests in any lower-tier PFICs, U.S. Holders should be subject to the foregoing rules with respect to any of our subsidiaries characterized as PFICs, if we are deemed a PFIC.

In the event we are treated as a PFIC for any taxable year, the tax consequences under the default PFIC regime described above could be avoided by either a “mark-to-market” or “qualified electing fund” election. If our ordinary shares or ADSs are considered “marketable stock,” a U.S. Holder may elect to “mark-to-market” its ADSs, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. A U.S. Holder making a mark-to-market election (if the eligibility requirements for such an election were satisfied) generally would not be subject to the PFIC rules discussed above, except with respect to any portion of the holder’s holding period that preceded the effective date of the election. Instead, such U.S. Holder would generally include in income any excess of the fair market value of the ordinary shares or ADSs at the close of each tax year over its adjusted basis in the ordinary shares or ADSs. If the fair market value of the ordinary shares of ADSs had depreciated below the U.S. Holders adjusted basis at the close of the tax year, the U.S. Holder may generally deduct the excess of the adjusted basis of the ordinary shares or ADSs over its fair market value at that time. However, such deductions generally would be limited to the net mark-to-market gains, if any, that the U.S. Holder included in income with respect to such ordinary shares or ADSs in prior years. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ordinary shares or ADSs with respect to which the mark-to-market election is made, is treated as ordinary income or loss (except that loss is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that a U.S. Holder included in income with respect to such ordinary share or ADSs in prior years). Gain or loss from the disposition of ordinary shares or ADSs (as to which a “mark-to-market” election was made) in a year in which we are no longer a PFIC, will be capital gain or loss. Our ordinary shares or ADSs should be considered “marketable stock” if they traded at least 15 days during each calendar quarter of the relevant calendar year in more than de minimis quantities. Any such mark to market election would not be available for a lower-tier PFIC.

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Alternatively, a U.S. Holder making a valid and timely “qualified electing fund” or “QEF” election generally would not be subject to the default PFIC regime discussed above. Instead, for each PFIC year to which such an election applied, the electing U.S. Holder would be subject to U.S. federal income tax on the electing U.S. Holder’s pro rata share of our net capital gain and ordinary earnings, regardless of whether such amounts were actually distributed to the electing U.S. Holder. Any gain on sale or other disposition of a U.S. Holder’s ordinary shares or would be treated as capital, and the interest penalty will not be imposed. If an investor provides reasonable notice to us that it has determined to make a QEF election, we intend to provide annual financial information to such investor as may be reasonably required for purposes of filing United States federal income tax returns in connection with such QEF election.

U.S. Holders are urged to consult their tax advisors about the PFIC rules, including the advisability, procedure and timing of making a mark-to-market election or QEF election and the U.S. Holder’s eligibility to file such elections (including, with respect to making a mark-to-market election, whether our ordinary shares or ADSs are treated as “marketable stock” for such purpose). A U.S. Holder will be required to file Internal Revenue Service Form 8621 if such U.S. Holder owns our ordinary shares or ADSs in any year in which we are classified as a PFIC.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting to the IRS and possible backup withholding with respect to dividends paid on, or proceeds of the sale or other disposition of our ordinary shares or ADSs unless such U.S. Holder is a corporation or qualifies within certain other categories of exempt recipients or in the case of backup withholding provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under these rules may be credited against the U.S. Holder’s U.S. federal income tax liability and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate IRS forms and furnishing any required information. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to dividends on our ordinary shares or ADSs, unless payment is made through a paying agent (or office) in the United States or through certain U.S.-related financial intermediaries. However, a Non-U.S. Holder generally may be subject to information reporting and backup withholding with respect to the payment within the United States of dividends on our ordinary shares or ADSs, unless such Non-U.S. Holder provides a taxpayer identification number, certifies under penalties of perjury as to its foreign status, or otherwise establishes an exemption.

Certain reporting requirements

Certain U.S. Holders are required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and certain U.S. Holders may be required to file IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. See also the discussion regarding Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, above.

In addition, certain U.S. Holders must report information on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to their investments in certain “foreign financial assets,” which would include an investment in our ordinary shares or ADSs, if the aggregate value of all of those assets exceeds $50,000 on the last day of the taxable year (or in some circumstances, a higher threshold). This reporting requirement applies to individuals and certain U.S. entities.

U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their tax advisors regarding the possible implications of these reporting requirements arising from their investment in our ordinary shares or ADSs.

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EXPERTS

The financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

McDermott Will & Emery LLP has passed upon certain legal matters regarding the securities offered hereby.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site at  http://www.sec.gov ..

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-36288). These filings contain important information that does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the document listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 31, 2020;
●	Our Form 6-K filed with the SEC on March 31, 2020 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and
●	The description of the ADSs and ordinary shares contained in our Form 8-A filed with the SEC on January 30, 2014 including any amendment or report filed for the purpose of updating such description.

If you find inconsistencies between the document and this prospectus, you should rely on the statements made in this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the document incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: info@akaritx.com

Akari Therapeutics, Plc

75/76 Wimpole Street

London W1G 9RT

+44 20 8004 0270

Attention: Clive Richardson

Our SEC filings are also available (free of charge) from our web site at www.akaritx.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus.

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You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEMENT OF FOREIGN JUDGMENTS

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

It may be difficult for U.S. investors to bring and/or effectively enforce suits against our company in England. Although English courts do recognize U.S. judgments unless there is an overriding jurisdictional or public policy reason not to do so, if a judgment is obtained in the U.S. courts based on the civil liability provisions of U.S. federal securities laws against us, difficulties may arise in enforcing the judgment against us in the English courts. The enforceability of any U.S. judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. It may similarly be difficult for U.S. investors to bring an original action in the English courts to enforce liabilities based on U.S. federal securities laws.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors, Officers and Employees

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of the Registrant sold by the Registrant within the past three years which were not registered under the Securities Act of 1933:

On September 26, 2018, and March 29, 2019, respectively, the Registrant issued 55,000,000 and 5,000,000 ordinary shares, respectively, of the Registrant to Aspire Capital LLC in transactions exempt pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

On July 3, 2019, the Registrant sold to certain institutional investors, accredited investors and an existing shareholder, RPC Pharma Ltd., an affiliated entity of Dr. Ray Prudo, the Registrant’s Chairman, an aggregate 2,368,392 ADSs in a registered direct offering at $1.90 per ADS, resulting in gross proceeds of approximately $4.5 million. In addition, the Registrant issued to the investors unregistered warrants to purchase an aggregate of 1,184,213 ADSs in a private placement. The warrants are immediately exercisable and will expire five years from issuance at an exercise price of $3.00 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. The Registrant paid an aggregate of $337,496 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase an aggregate of 177,629 ADS on the same terms as the warrants, except that the placement agent warrants are exercisable at $2.85 per ADS, and expire on June 28, 2024.

On February 13, 2020, February 18, 2020, February 19, 2020 and February 28, 2020, the Registrant entered into securities purchase agreements with certain accredited and institutional investors, led by existing investors, including Dr. Ray Prudo, the Company’s Chairman, providing for the issuance of an aggregate of 5,620,296 ADSs in a private placement at $1.70 per ADS for aggregate gross proceeds of approximately $9.5 million. In addition, the Registrant issued to the investors unregistered warrants to purchase 2,810,136 ADSs. The warrants are immediately exercisable and will expire five years from issuance at an exercise price of $2.20 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. The Registrant paid an aggregate of $808,362 in placement agent fees and expenses and issued placement agent warrants to purchase 449,623 ADSs on the same terms as the warrants except the exercise price thereof is $2.55 and expire on March 3, 2025.

The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibit No.	Exhibit Description

	3.1	Articles of Association of Akari Therapeutics, Plc (incorporated by reference to the exhibit previously filed with the Registrant’s Form 6-K filed on July 18, 2017)

	4.1	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012)

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4.2	Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013)

4.3	Form of Amendment No. 2 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015)

4.4	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015)

4.5	Form Securities Purchase Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Form 6-K filed on September 27, 2018)

4.6	Form of Registration Rights Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Form 6-K filed on September 27, 2018)

5.1**	Opinion of McDermott Will & Emery UK LLP, counsel to Registrant (included as Exhibit 5.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 4, 2019)

5.2**	Opinion of McDermott Will & Emery UK LLP, counsel to Registrant (included as Exhibit 5.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on October 15, 2019)

21.1	Subsidiaries of Akari Therapeutics, Plc (incorporated by reference to Exhibit 21.1 of Form 20-F filed with the Securities and Exchange Commission on March 31, 2020)

23.1*	Consent of BDO USA, LLP

23.2**	Consent of McDermott Will & Emery UK LLP (included in Exhibit 5.1)

23.3**	Consent of McDermott Will & Emery UK LLP (included in Exhibit 5.2)

24.1**	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on October 9, 2018)

24.2**	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on October 15, 2019)

**	Previously filed
*	Filed herewith

(b)	Financial Statement Schedules.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

All Financial Statement Schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant’s consolidated financial statements and related notes thereto.

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Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

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(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(d)	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g)	The undersigned Registrant hereby undertakes that:

i.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

ii.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on this 8th day of April, 2020.

AKARI THERAPEUTICS, PLC

By:	/s/ Clive Richardson
	Name:	Clive Richardson
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on April 8, 2020.

Name	Title

/s/ Clive Richardson	Chief Executive Officer and Director
Clive Richardson	(principal executive officer)

/s/ Annie Mack	Financial Controller
Annie Mack	(principal financial officer/controller)

/s/ Ray Prudo	Executive Chairman
Dr. Ray Prudo

/s/ Ray Prudo	Director
Pursuant to Power of Attorney
James Hill

/s/ Ray Prudo	Director
Pursuant to Power of Attorney
Stuart Ungar

/s/ Ray Prudo	Director
Pursuant to Power of Attorney
David Byrne

/s/ Ray Prudo	Director
Pursuant to Power of Attorney
Donald Williams

/s/ Ray Prudo	Director
Pursuant to Power of Attorney
Michael Grissinger

/s/ Ray Prudo	Director
Pursuant to Power of Attorney
Dr. Peter Feldschreiber

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AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Akari Therapeutics, Plc has signed this registration statement on April 8, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director